Exhibit 99.1

FIDELITY D & D BANCORP, INC.

PRESS RELEASE

Date: July 19, 2006

Contacts:

Steven C. Ackmann	Salvatore R. DeFrancesco, Jr.
President and	Treasurer and
Chief Executive Officer	Chief Financial Officer
570-346-4156	570-504-8000

FIDELITY D & D BANCORP, INC.

SECOND QUARTER 2006 FINANCIAL RESULTS

Dunmore, PA — Fidelity D & D Bancorp, Inc., (OTC Bulletin Board: FDBC), parent company of The Fidelity Deposit and Discount Bank, announced net income for the second quarter ended June 30, 2006 of $939,000, a $197,000 decline compared to net income of $1,136,000 for the same quarter of 2005.  Earnings per share were $0.45 and $0.56 for the quarters ended June 30, 2006 and 2005, respectively.

Net income for the six months ended June 30, 2006 was $1,970,000, or $0.96 per share, a $185,000, or 9%, decrease compared to net income of $2,155,000, or $1.06 per share, for the same period in 2005.

Net interest income was $4,265,000 for the quarter ended June 30, 2006, a decrease of $53,000, or 1%, over the $4,318,000 reported during the same quarter of 2005.

Total interest income increased by $1,268,000 from $7,103,000 to $8,371,000, offset by an interest expense increase of $1,321,000 from $2,785,000 to $4,106,000 for the quarters ended June 30, 2005 and 2006, respectively.  Despite the loan and deposit growth, along with pay-downs of long-term debt, interest expense outpaced interest income leading to a 28 basis point decline in net interest margin to 3.26% in the second quarter of 2006, compared to 3.54% for the second quarter of 2005.

The provision for loan losses was $175,000 for the second quarter of 2006 compared to $300,000 in the same quarter of 2005. The allowance for loan losses was 1.36% of total loans at June 30, 2006, down from 1.51% at June 30, 2005.

Total other income posted for the quarter ended June 30, 2006 was $1,084,000 compared with $1,127,000 for the same quarter in 2005.  The decrease in service charges and fees collected were below the prior year period levels and was offset, in part, from gains recorded on loan sales.

Total other operating expenses increased 9%, from $3,612,000 to $3,948,000 for the quarters ending June 30, 2005 and 2006, respectively.  The operating expense increase resulted primarily from added salary and employee benefits expense.  Other costs which factor into the increase were equipment expense, collection expense and ATM processing costs.

Steve Ackmann, CEO commented; “The rate environment for the first half of this year has been a difficult one for many community banks, Fidelity included. Throughout June we have seen our deposit and other funding costs rise faster than our asset yields. This problem has been compounded with our persistent efforts to rehabilitate our non-performing assets, which impacts us both through continued lower interest income and higher collection expense. The results for the first half should not obscure progress that we continue to make in several areas, including a further decrease in non-performing assets, improved deposit levels, as well as a healthy increase in loans”

The Company’s total assets were $575,128,000 at June 30, 2006 as compared to $544,061,000 at December 31, 2005.

Fidelity D & D Bancorp, Inc. serves Lackawanna and Luzerne Counties through The Fidelity Deposit and Discount Bank’s 12 community banking offices and 20 ATM locations.

For more information please visit our web site at www.the-fidelity.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  These factors include the possibility that increased demand or prices for the company’s financial services and products may not occur, changing economic, interest rate and competitive conditions, technological developments and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Balance Sheets

At Period End:	June 30, 2006	December 31, 2005
Assets
Total cash and cash equivalents	$12,121,597	$12,594,540
Investment securities	113,547,682	97,678,573
Federal Home Loan Bank Stock	4,558,400	4,628,200
Loans and leases	423,660,466	409,557,328
Allowance for loan losses	(5,738,470)	(5,984,649)
Premises and equipment, net	11,521,561	11,683,148
Life insurance cash surrender value	8,033,031	7,891,898
Other assets	7,423,958	6,011,660

Total assets	$575,128,225	$544,060,698

Liabilities
Non-interest-bearing deposits	$70,560,800	$70,361,086
Interest-bearing deposits	352,294,555	309,137,554
Total deposits	422,855,355	379,498,640
Short-term borrowings	31,659,106	28,772,997
Long-term debt	68,324,751	83,704,188
Other liabilities	3,253,894	3,238,844
Total liabilities	526,093,106	495,214,669

Shareholders’ equity	49,035,119	48,846,029

Total liabilities and shareholders’ equity	$575,128,225	$544,060,698

Average Quarterly Balances:	June 30, 2006	December 31, 2005
Assets
Total cash and cash equivalents	$10,258,096	$9,958,499
Investment securities	122,638,043	106,836,106
Loans and leases, net	414,575,812	398,021,831
Premises and equipment, net	11,523,344	11,297,689
Other assets	12,385,887	13,299,448

Total assets	$571,381,182	$539,413,573

Liabilities
Non-interest-bearing deposits	$67,504,856	$66,163,112
Interest-bearing deposits	337,651,638	300,187,888
Total deposits	405,156,494	366,351,000
Short-term borrowings and long-term debt	113,726,078	121,063,406
Other liabilities	3,374,109	3,653,059
Total liabilities	522,256,681	491,067,465

Shareholders’ equity	49,124,500	48,346,108

Total liabilities and shareholders’ equity	$571,381,181	$539,413,573

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Statements of Income

	Three Months Ended		Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Interest income
Loans and leases	$7,001,132	$5,868,766	$13,631,908	$11,650,144
Securities and other	1,370,036	1,234,051	2,632,697	2,426,958

Total interest income	8,371,168	7,102,817	16,264,605	14,077,102

Interest expense
Deposits	2,750,117	1,675,756	5,147,023	3,231,995
Borrowings and debt	1,355,627	1,108,912	2,621,849	2,251,154

Total interest expense	4,105,744	2,784,668	7,768,872	5,483,149

Net interest income	4,265,424	4,318,149	8,495,733	8,593,953

Provision for loan losses	175,000	300,000	250,000	380,000
Other income	1,083,952	1,126,507	2,211,217	1,874,120
Other expenses	3,948,149	3,612,264	7,869,339	7,178,176
Provision for income taxes	287,607	396,584	617,360	754,700
Net income	$938,620	$1,135,808	$1,970,251	$2,155,197

Selected financial ratios and other data (1):

	Three months ended June 30,		Six months ended June 30,
Selected returns and financial ratios	2006	2005	2006	2005
Diluted earnings per share	$0.45	$0.56	$0.96	$1.06
Dividends per share	$0.22	$0.20	$0.44	$0.40
Yield on interest-earning assets (FTE)	6.29%	5.76%	6.21%	5.69%
Cost of interest-bearing liabilities	3.65%	2.70%	3.51%	2.64%
Net interest spread	2.64%	3.06%	2.70%	3.05%
Net interest margin	3.26%	3.54%	3.30%	3.51%
Return on average assets	0.66%	0.86%	0.70%	0.81%
Return on average equity	7.66%	9.65%	8.08%	9.26%
Efficiency ratio	72.15%	64.91%	71.77%	67.01%
Expense ratio	2.03%	1.88%	2.03%	1.99%

Other data

	As of June 30,		As of December 31,
	2006	2005	2005
Book value per share	$23.93	$23.66	$23.95
Equity to assets	8.53%	9.02%	8.98%
Allowance for loan losses to:
Total loans	1.36%	1.51%	1.46%
Non-accrual loans	0.77x	0.58x	0.63x
Non-accrual loans to net loans	1.79%	2.63%	2.34%
Non-performing assets to total assets	1.36%	2.07%	1.78%

(1)             Per share data, for 2005, has been adjusted to reflect the retroactive effect of a 10%  stock dividend paid on February 15, 2006.